UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility

     Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

FORM 4

/      /  Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue.  See Instruction 1(b)

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

Donahue                       John                    C.
(Last)                        (First)                 (Middle)

c/o Federated Investors, Inc.
Federated Investors Tower
(Street)

Pittsburgh                    PA                      15222-3779
(City)                        (State)                 (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
      Federated Investors, Inc.     FII

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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.  Statement for Month/Year
      March 2002

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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)
__X___ Director               ________ 10% Owner
__X___              Officer (give title below)    ________ Other (specify below)
      President and Chief Executive Officer

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7.  Individual or Joint/Group Filing (Check Applicable Limit)
_X____   Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person

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                Table I -- Non-Derivative Securities Beneficially Owned



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1. Title of     2.         3.            4.  Securities Acquired   5.  Amount of    6.  Ownership  7.  Nature
   Security     Transaction   Transaction   (A) or Disposed of     Securities       Form:  Direct  of Indirect
   (Instr. 3)   Date          Code          (D) (Instr. 3, 4, and  Beneficially     (D) or         Beneficial
                (Mon/day/year)(Instr. 8)    5)                     Owned at End of  Indirect (I)   Ownership
                                                                   Month (Instr. 3  (Instr. 4)     (Instr. 4)
                                                                   and 4)
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                           Code   V      Amount   (A) or   Price
                                                     (D)
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Class B Common  3/26/2002  G      V      5,120    D                4,836,045(1)     D
Stock                                       (2)
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Class B Common  3/26/2002  G      V      5,120    D                28,857           I              By Spouse
Stock                                       (2)
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Class B Common  3/26/2002  G      V      1,280    A                1,656,482        I              By Thomas
Stock                                       (2)                                                    Donahue as
                                                                                                   custodian
                                                                                                   for minor
                                                                                                   children
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Class B Common  3/26/2002  G      V      1,280(2) A                1,280            I              By children
Stock                                                                                              sharing
                                                                                                   household
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Class B Common                                                     1,266,947        I              By power of
Stock                                                                                              attorney
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Class B Common                                                     878,712          I              By Daniel
Stock                                                                                              McGrogan as
                                                                                                   custodian
                                                                                                   for minor
                                                                                                   children
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Class B Common  3/14/2002  S             2,498(3) D        $34.10  8,302 (4)        I              Tiger
   Stock                                                                                           Investment
                                                                                                   Management,
                                                                                                   LLC
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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).


FORM 4 (continued)
                       Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned
                         (e.g., puts, calls, warrants, options, covertible
securities)



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1.  Title of         2.  Conversion  3.              4.  Transaction     5.  Number of    6.  Date
Derivative Security  or Exercise     Transaction        Code (Instr. 8)  Derivative       Exercisable and
(Instr. 3)           Price of        Date                                Securities       Expiration Date
                     Derivative      (Month/Day/Year)                    Acquired (A) or  (Month/Day/Year)
                     Security                                            Disposed of (D)
                                                                         (Instr. 3, 4,
                                                                         and 5)
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                                                     Code     V          (A)       (D)    Date
                                                                                          ExercisableExpiration
                                                                                                     Date
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7.  Title and Amount of   8.  Price of    9.  Number of            10.  Ownership Form of           11.
Underlying Securities     Derivative      derivative Securities    Derivative Security:  Direct     Nature
(Instr. 3 and 4)          Security        Beneficially Owned at    (D) or indirect (I)              of
                          (Instr. 5)      End of Month (Instr. 4)  (Instr. 4)                       Indirect
                                                                                                    Beneficial
                                                                                                    Ownership
                                                                                                    (Instr.
                                                                                                    4)
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Title        Amount or
             Number of
             Shares
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

Explanation of Responses:

(1) Includes 136,524 shares of Federated Investors, Inc. Class B Common Stock held in Federated's Profit Sharing/401(k) plan.

(2) Represents the aggregate of several gifts, including gifts made to children sharing reporting person's household.

(3) Represents reporting person's proportionate interest in the sale of 124,925 shares by Tiger Investment Management, LLC.

(4) Represents reporting person's proportionate interest in Federated Investors, Inc., Class B Common Stock holdings of Tiger Investment Management, LLC. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for purposes of
     Section 16 or for any other purpose.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/s/ J. Christopher Donahue          April 10, 2002
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**Signature of Reporting Person                            Date